Exhibit 3.1.5

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATIONOF

WWA GROUP, INC.

Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned, desiring to amend the Articles of Incorporation (dated the 12th of November 1996 and amended on the 31st of July 1997, April 9, 1998, and August 8, 2003, referred to herein as the “Articles”) of WWA Group, Inc. (the “Corporation”), does hereby sign, verify, and deliver to the Office of the Secretary of State of Nevada this Article of Amendment.

Pursuant to a unanimous written consent resolution of the board of directors dated July 12, 2012 and a vote taken by a majority of the stockholders at a special meeting held on May 10, 2013, the directors and stockholders of the Corporation approved the filing of a Certificate of Amendment to increase the number of authorized common shares par value $0.001 from 50,000,000 common shares par value $0.001 to 250,000,000 common shares par value $0.001.

THEREFORE, Article IV Capital of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“ARTICLE IV

CAPITAL

The corporation shall have authority to issue Two Hundred and Fifty Million (250,000,000) common shares, one mil (0.001) par value. There shall be only one class of authorized shares, to wit: common voting stock. The common stock shall have unlimited voting rights provided in the Nevada Business Corporation Act.

None of the shares of the corporation shall carry with them the pre-emptive right to acquire additional or other shares of the corporation. There shall be no cumulative voting of shares.”

The amendment to increase the number of authorized common shares was adopted by 12,717,368 shares, or 53.34%, of the 23,841,922 issued and outstanding shares of common stock entitled to approve such amendment.

The increase in the number of authorized common shares will be effective on May 24, 2013, upon the filing of this amendment to the Amended Articles of Incorporation of WWA Group, Inc. with the Office of the Secretary of State of the State of Nevada.

DATED this 17th day of May, 2013

/s/ Eric Montandon

Eric Montandon

Chief Executive Officer and Director